Exhibit 99.1

Dear Stockholder:

We are pleased with our accomplishments in 2013, all achieved while :

•  Minimizing earnings dilution

•  Maintaining our annualized distribution rate of $0.50 a share

•  Slightly increasing the share value

Inland American had a busy 2013, making significant progress on our long-term strategy. We believe we formed an important foundation to capture future rent increases and property appreciation as well as positioning us to execute on our strategy to maximize our long-term value. Today, we’d like to provide you with a recap and an update on a few of our major events during the past year:
PGGM Joint Venture
In May 2013, Inland American announced a new $600 million joint venture with Dutch pension fund PGGM to own, operate and acquire multi-tenant assets in Texas and Oklahoma. PGGM is highly respected and is one of the largest pension funds in the world. The existing portfolio is comprised of 14 properties and over 2.3 million square feet. This venture provided approximately $1.9 million in cash distributions through September 2013 to the Company.

New Credit Facility

Also in May 2013 we announced a new, 3-year unsecured revolving line of credit facility, and a 4-year unsecured term loan, with a group of lenders led by KeyBanc and JPMorgan Securities. The credit facility was expanded in December to $500 million and is available for general corporate purposes including acquisitions, new developments, and maturing debt payoffs. We’re pleased to have executed this significant credit facility, which we believe ensures that we have the financial capacity required to support our strategic growth initiatives.

Acquisitions

The Board understands the desire for liquidity that some of our stockholders have and it continues to review different options and scenarios to provide liquidity to our stockholders	One of our key strategic accomplishments included repositioning and enhancing our portfolio of assets into multi-tenant retail, student housing and upper-upscale hotels. We completed more than $1.2 billion in acquisitions, including 14 lodging properties, three student housing assets and four multi-tenant retail centers.

Asset Dispositions

We inked two major deals, a $460 million apartment portfolio sale and a $2.1 billion net lease transaction, in August. The aggregate disposition price for these properties was above the aggregate purchase price – a positive outcome for our stockholders. The first tranche of the net lease transaction closed in September. Including those properties, we sold approximately $1.8 billion in real estate assets in 2013.

Annual Meeting of Stockholders

The Annual Meeting of Stockholders is now set for February 26, 2014. The polls will remain open for voting until the meeting date. If you have not submitted your proxy, please do so immediately. Your vote is very important. Along with the election of directors, the company is proposing several changes to the REIT’s charter. Our Board of Directors (including all of the independent directors) unanimously recommends that our stockholders vote “FOR” each of the proposals as set forth in the proxy statement. Our Board believes that by voting “FOR” the proposed charter changes in the proxy statement, the Company will have a charter similar to other listed public companies and give us a greater ability to execute on our long-term strategy.

Estimated Share Value Announcement

In late December, we released our new estimated share value of $6.94. In order to arrive at our estimated share value, the audit committee engaged Real Globe, an independent third party real estate advisory firm, to value the Company’s real estate and calculate a range of estimated values. The audit committee received Real Globe’s report and analysis from the business manager and on December 19, 2013, unanimously recommended to the Board a new estimated per share value of $6.94 per share. The full Board then unanimously approved the audit committee’s recommendation. Compared to 2012, this new estimated share value remained relatively flat. However, our management team believes our recent 2013 acquisitions and long-term strategy will have a more positive impact on this value in the future.

We are pleased with our accomplishments in 2013, all achieved while also providing a sustainable annualized distribution rate of $0.50 a share, minimizing our earnings dilution and slightly increasing the share value. But there is more work to do in 2014. The Board understands the desire for liquidity that some of our stockholders have and it continues to review different options and scenarios to provide liquidity to our stockholders.

Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of December 2013. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check. If you have any questions please contact our Investor Services group at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, our ability to successfully close certain sale transactions and receipt of related proceeds is subject to a number of conditions that are outside our control and which may not be satisfied, and other risk factors, described in the most recent 10-K and 10Q or Current Reports on Form 8-K.